Exhibit 99.1

ImageneBio Reports Third Quarter 2026 Financial Results

SAN DIEGO, November 9, 2026 — ImageneBio, Inc. (Nasdaq: IMA) (“Imagene” or the “Company”) today reported financial results for the quarter ended September 30, 2026, and provided a company update.

Company Highlights

•

Olevaprubart, also known as IMG-007, a potential first-in-class therapeutic targeting the OX40 pathway, is a non-T cell-depleting, ADCC-silenced, anti-OX40 receptor antagonist with an extended half-life.

•	The Phase 2b ADAPTIVE trial and the long-term extension (LTE) study of olevaprubart in moderate-to-severe atopic dermatitis (AD) continue to progress as planned.

•	A Phase 2 study in alopecia areata (AA) is on track to initiate by the end of this year.

•	No cases of Kaposi sarcoma have been observed to date across all clinical trials.

•	As of September 30, 2026, the Company held $126.6 million in cash, cash equivalents and marketable securities, providing anticipated funding for planned operations into the first quarter of 2028.

“We are advancing our trials, developing a robust data set that we believe could demonstrate olevaprubart’s disease-modifying potential and tolerability profile across inflammatory indications. Our safety database continues to grow as we progress, and we are gaining experience across biologic- and JAK-experienced patients as well as those that are naïve to advanced therapies,” Kristin Yarema, Ph.D., chief executive officer of Imagene, commented. “With ADAPTIVE on course for topline data in the fourth quarter of 2027 and our alopecia areata trial on track to begin by year end, we are executing with capital discipline, and we are poised to deliver data that could demonstrate the true value potential of oleva.”

Olevaprubart Program Updates

•	Atopic Dermatitis: The Phase 2b ADAPTIVE trial continues to progress as planned under the amended protocol. Topline data from the study is anticipated in the fourth quarter of 2027.

•	The LTE study for patients who have completed one year in ADAPTIVE also continues to progress as planned.

•	Alopecia Areata: Imagene is on track to initiate a Phase 2 study of olevaprubart in alopecia areata by the end of 2026.

•	Initial data is expected in 2028, leveraging the clinical operations and investigator network the Company has developed through its AD program and AA proof-of-concept trial.

•	Scientific Presentations: Imagene presented two posters on olevaprubart at the 2026 European Academy of Dermatology and Venereology (EADV) Congress highlighting olevaprubart’s profile.

•	Title: Olevaprubart (IMG-007), a non-depleting anti-OX40 mAb: Exploratory biomarker insights into T cell phenotypic modulation from a proof-of-concept study in alopecia areata

•	In the AA proof-of-concept study, recovery of hair and follicle-associated genes at the scalp was seen with olevaprubart treatment.

•

There were no statistically significant changes found in peripheral or scalp measures of OX40 that would indicate depletion of OX40+ cells in AA patients who received olevaprubart, and no widespread immune function disruption. These results are consistent with the non-depleting nature of olevaprubart.

•	Title: Olevaprubart (IMG-007), a non-depleting OX40 mAb: Optimizing peak loading concentration and exposure range to unlock the full potential of OX40-OX40L pathway targeting immune-mediated diseases

•	The data describes olevaprubart’s pharmacokinetics as well as the rationale for and approach to optimization of olevaprubart exposure in the Phase 2b ADAPTIVE trial.

Third Quarter 2026 Financial Highlights

Cash Position: The Company ended September 30, 2026, with $126.6 million in cash, cash equivalents and marketable securities. The Company expects that such resources will be sufficient to fund planned operations into the first quarter of 2028.

Research and Development (R&D) Expenses: R&D expenses were $11.3 million for the three months ended September 30, 2026, compared to $15.2 million for the same period in 2025.

General and Administrative (G&A) Expenses: G&A expenses were $6.0 million for the three months ended September 30, 2026, compared to $11.0 million for the same period in 2025.

Net Loss: Net loss was $15.6 million for the three months ended September 30, 2026, compared to a net loss of $24.8 million for the same period in 2025. Net loss per share attributable to common stockholders, basic and diluted, was $0.91 for the three months ended September 30, 2026, compared to $2.91 for the same period in 2025.

About Olevaprubart

Olevaprubart is an investigational, non-T cell-depleting monoclonal antibody targeting OX40, a receptor protein primarily found on activated human T cells. When OX40 binds its ligand OX40L in human tissue, the signal generated plays a key role in the activation, expansion, and survival of many subtypes of T cells. Targeted inhibition of OX40 is being studied in the clinic across a range of autoimmune, inflammatory, and immunological conditions where aberrant signaling of one or more T cell subtypes is believed to drive disease. Olevaprubart has been engineered to include a silenced antibody-dependent cell-mediated cytotoxicity function demonstrated to avoid T cell depletion or killing and intended to minimize safety risk. This technology also resulted in an approximately 5-week half-life, prolonging therapeutic activity with the aim of maximizing time between doses for a patient.

About ImageneBio, Inc.

Imagene is a clinical-stage biotechnology company dedicated to developing therapeutics for patients with immunological, autoimmune and inflammatory diseases with differentiated clinical profiles. The Company’s program, olevaprubart, is a receptor-targeting, non-depleting anti-OX40 monoclonal antibody with multiple differentiating features. Imagene has completed Phase 1b/2a clinical trials of olevaprubart in both atopic dermatitis and alopecia areata and is currently conducting a Phase 2b clinical trial of olevaprubart in patients with moderate-to-severe atopic dermatitis. For more information, please visit www.imagenebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the expected timing, progress and results of the Company’s ongoing Phase 2b ADAPTIVE trial and long-term extension study; the anticipated benefits and potential impact of the amended ADAPTIVE trial protocol; the expected timing of initiation of the Company’s Phase 2 alopecia areata trial and the timing of initial clinical data; the therapeutic potential, safety profile and clinical differentiation of olevaprubart; the Company’s plans to advance the development of olevaprubart across multiple inflammatory and autoimmune indications; the Company’s expected cash resources, capital requirements and financing plans; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Words such as “will,” “can,” “expect,” “may,” “plan,” “potential,” “goal,” or other words that convey uncertainty of future events or outcomes are used to identify these forward-looking statements. These statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to: risks associated with the nonclinical and clinical development and regulatory approval of olevaprubart, including potential delays in the completion of clinical trials and potential safety and other complications thereof; the timing of the availability of data from the Company’s clinical trials; the risk that interim, topline and preliminary data from the Company’s preclinical studies or clinical trials that are announced or published from time to time may not be predictive of future results and may change as more patient data become available and are subject to audit and verification procedures, which could result in material changes to the final data; the risk that competitor data may materially and adversely impact the Company, its business, and its future prospects; the clinical utility, potential differentiation and/or benefits and market acceptance of olevaprubart; the requirement for additional capital to continue to advance the olevaprubart program, which may not be available on favorable terms or at all; the Company’s ability to attract, hire, and retain skilled executive officers and employees; the Company’s ability to protect its intellectual property and proprietary technologies; the Company’s reliance on third parties, contract manufacturers, and contract research organizations; the possibility that the Company may be adversely affected by other economic, political, business, or competitive factors; and risks associated with changes in applicable laws or regulations or government resources and policies. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the risks set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s subsequent Quarterly Reports on Form 10-Q, filed with the SEC, and in the Company’s other filings with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

IMAGENEBIO, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$84,853	$94,532
Marketable securities	41,744	40,817
Prepaid expenses and other current assets	4,000	4,939

Total current assets	130,597	140,288
Operating lease right-of-use assets, net	345	790
Deposits and other non-current assets	6,119	4,878
Promissory note receivable from related party	5,480	7,020

Total assets	$142,541	$152,976

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$931	$1,439
Accrued expenses and other current liabilities	5,832	7,533
Operating lease liabilities, current	1,312	2,262

Total current liabilities	8,075	11,234
Operating lease liabilities, non-current	—	713
Other non-current liabilities	848	870
CVR liability due to related party	5,480	7,020

Total liabilities	14,403	19,837

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Voting Common Stock, $0.001 par value, 142,000,000 shares authorized; 12,456,281 and 10,650,925 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	12	11
Non-Voting Common Stock, $0.001 par value, 8,000,000 shares authorized; no shares issued and outstanding as of September 30, 2026 and 530,714 shares issued and outstanding as of December 31, 2025	—	—
Additional paid-in capital	394,766	363,094
Accumulated other comprehensive income (loss)	(170)	87
Accumulated deficit	(266,470)	(230,053)

Total stockholders’ equity	128,138	133,139

Total liabilities and stockholders’ equity	$142,541	$152,976

IMAGENEBIO, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
License revenue	$—	$—	$—	$800

Operating expenses:
Research and development	11,270	15,156	23,900	24,849
General and administrative	6,039	11,036	17,272	15,496

Total operating expenses	17,309	26,192	41,172	40,345

Loss from operations	(17,309)	(26,192)	(41,172)	(39,545)
Other income (expense):
Interest income, net	1,189	1,055	3,566	742
Other income, net	520	284	1,235	288

Total other income, net	1,709	1,339	4,801	1,030

Loss before income taxes	(15,600)	(24,853)	(36,371)	(38,515)
Income tax expense (benefit)	20	(74)	46	(74)

Net loss	(15,620)	(24,779)	(36,417)	(38,441)
Accretion of redeemable convertible preferred shares	—	(846)	—	(7,046)

Net loss attributable to common stockholders	$(15,620)	$(25,625)	$(36,417)	$(45,487)

Net loss per common share, basic and diluted	$(0.91)	$(2.91)	$(2.45)	$(9.98)

Weighted-average common shares outstanding, basic and diluted	17,122,691	8,797,126	14,853,552	4,559,574

Comprehensive loss:
Net loss	$(15,620)	$(24,779)	$(36,417)	$(38,441)
Other comprehensive loss:
Unrealized gain (loss) on marketable securities	(119)	94	(257)	94
Foreign currency translation adjustment	—	(3)	—	(29)

Total comprehensive loss	$(15,739)	$(24,688)	$(36,674)	$(38,376)

Contacts

Investor Contact:

Rebecca Cohen

rcohen@imagenebio.com

Media Contact:

Jason Braco, PhD

Valence Communications

jason@valencecomms.com